UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 29, 2020

OCCIDENTAL PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	OXY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR 240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2020, Occidental Petroleum Corporation (the “Company”) adopted the Occidental Petroleum Corporation Executive Severance Plan (the “Severance Plan”), which is applicable to the Company’s executive officers.

The Company previously did not maintain any severance arrangements for its executive officers.  The purpose of adopting the plan is to allow the Company’s executives to continue to exercise their judgment and perform their responsibilities without the potential for distraction that can arise from concerns regarding their personal circumstances.  In reviewing the Severance Plan, the Executive Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) consulted with its independent compensation consultant, Meridian Compensation Partners, LLC, to develop market-based severance benefits that are competitive within the oil and gas industry and that reflect broader U.S. industry practices.  The Compensation Committee also reviewed the plan and determined that it did not provide benefits in excess of the Company’s long-established Golden Parachute Policy.

The Severance Plan provides severance benefits in the event that an eligible executive’s employment with the Company and its subsidiaries is terminated other than for “cause” (as defined in the Severance Plan).  The Severance Plan does not provide benefits upon a resignation by the executive for any reason.  The severance benefits provided under the Severance Plan are as follows:

(1) Cash Severance. The executive would receive a cash severance amount equal to 1.5 times (or, in the case of the Company’s chief executive officer, two times) the sum of (A) the executive’s base salary and (B) the executive’s annual bonus for the year of termination.  For terminations on or before December 31, 2021, (i) base salary will be deemed to be the higher of the executive’s base salary in effect on March 1, 2020 and that in effect on the termination date and (ii) the executive’s annual bonus for the year of termination will be deemed to be the actual bonus earned for the year of termination based on actual performance.  For terminations after December 31, 2021, the executive’s base salary on the termination date and target bonus for the year of termination will apply.  The Compensation Committee determined to distinguish the severance benefits for terminations occurring on or before December 31, 2021 in light of the Compensation Committee’s decision to significantly reduce the base salaries of the Company’s executive officers (as described in the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on April 1, 2020), as well as the Company’s commitment to condition annual bonuses on its performance achievement against the macroeconomic challenges its industry is currently facing.

(2) Pro Rata Bonus.  The executive would receive a pro rata portion of the executive’s annual bonus for the year of termination, determined based on (x) actual performance for the year of termination, if the termination date is on or before December 31, 2021, or (y) target bonus, if the termination date is after December 31, 2021.

(3) Welfare Benefits.  For two years following the termination date, the executive would receive continued participation of the executive (and eligible dependents) in the basic life, medical and dental plans in which the executive participated immediately before the termination date at the same rates and levels in accordance with the terms of such plans.  For purposes of determining the executive’s eligibility for retiree medical and dental benefits, the executive would be considered to have remained employed until two years after the executive’s termination date and to have retired on the last day of such period.

(4) Accelerated Vesting of Service Condition Under Long-Term Incentive Awards.  The service-based vesting condition of any long-term incentive award would vest (i) in full, if the executive’s termination date is on or before December 31, 2021, or (ii) pro rata, if the executive’s termination date is after December 31, 2021.  If the award is also subject to performance-based vesting conditions, the award (or the pro rata portion of such award, as applicable) would continue to be subject to the satisfaction of the applicable performance conditions.  Any individual performance goals that are not based on objective financial performance criteria would be deemed earned at target performance.

(5) Outplacement.  The executive would receive outplacement services for up to nine months following the termination date.

The foregoing severance benefits are subject to the executive’s execution of a release of any claims against the Company, as well as any restrictive covenants that the Compensation Committee determines in its discretion.  Under the Severance Plan, severance benefits to any executive cannot exceed the amount permitted under the Company’s Golden Parachute Policy unless approved by a vote of the Company’s stockholders.  Further, if any of the executive’s payments under the Severance Plan or otherwise would be subject to “golden parachute” excise taxes under the Internal Revenue Code, the payments to the executive will be reduced in order to limit or avoid the “golden parachute” excise tax if and to the extent such reduction would produce an expected better after-tax result for the executive.

The foregoing description is only a summary and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Additional Information and Where to Find It

The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A, containing a form of proxy card, with respect to its solicitation of proxies for the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The proxy statement is in preliminary form and the Company intends to file and mail a definitive proxy statement to stockholders of the Company. This communication is not a substitute for any proxy statement or other document that the Company has filed or may file with the SEC in connection with any solicitation by the Company.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION BY THE COMPANY. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at www.oxy.com.

Participants

The Company, its directors and executive officers and other members of management and employees may be deemed participants in the solicitation of proxies by the Company. Information about the Company’s executive officers and directors and their respective direct or indirect interests, by security holdings or otherwise, is available in the Company’s preliminary proxy statement for its 2020 Annual Meeting, which was filed with the SEC on April 1, 2020, and will be included in the Company’s definitive proxy statement, once available. To the extent holdings of the Company’s securities reported in the proxy statement for the 2020 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION

	By:	/s/ Nicole E. Clark
Nicole E. Clark
Date: April 2, 2020		Vice President, Deputy General Counsel and Corporate Secretary